Exhibit (a)(1)(A)

COMPUTER TASK GROUP, INCORPORATED

Offer to Purchase for Cash

Up to 1,530,990 Shares of its Common Stock

At a Purchase Price Not Less Than $8.05 and Not More Than $9.00 Per Share

THE TENDER OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00

MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON APRIL 16, 2018, UNLESS

THE TENDER OFFER IS EXTENDED OR WITHDRAWN.

Computer Task Group, Incorporated, a New York corporation (“CTG,” the “Company,” “we,” “us,” or “our”), hereby offers to purchase for cash up to 1,530,990 shares of its issued and outstanding common stock, par value $.01 per share (the “shares”), at a price not less than $8.05 and not more than $9.00 per share (the price as determined as provided herein, the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other materials filed as exhibits to the Issuer Tender Offer Statement on Schedule TO-I (collectively, as they may be amended or supplemented from time to time, the “tender offer materials”). The terms and conditions set forth in the tender offer materials collectively constitute the “tender offer.” The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on April 16, 2018 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or terminated.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single per share price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest Purchase Price, not less than $8.05 and not more than $9.00 per share, that will allow us to purchase 1,530,990 shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if 1,530,990 shares or less are properly tendered and not properly withdrawn, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date.

We will purchase at the Purchase Price shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the tender offer, including the proration and “odd lot” priority provisions. We will not purchase shares tendered at prices greater than the Purchase Price or shares that we do not accept for purchase under the terms of the tender offer because of the tender offer’s proration and priority provisions. Shares tendered but not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer.

If more than 1,530,990 shares are tendered in the tender offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares of our common stock subject to applicable legal and regulatory requirements. See Section 1.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Our shares are listed and traded on the Nasdaq Stock Market (“Nasdaq”) under the trading symbol “CTG.” On February 14, 2018, the last trading day prior to the announcement by the Company of its intention to make the tender offer, the last reported sale price of the shares on the Nasdaq was $5.24 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Tender Offer is:

Georgeson Securities Corporation

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call: (212) 440-9107

The Information Agent for the Tender Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll-Free: (800) 676-0194

The date of this Offer to Purchase is March 16, 2018.

IMPORTANT

Questions and requests for assistance may be directed to Georgeson LLC, the information agent for the tender offer (the “Information Agent”) or to Georgeson Securities Corporation, the dealer manager for the tender offer (the “Dealer Manager”), at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials from the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth on the back cover of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

If you want to tender all or some of your shares, you must do one of the following before the tender offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•	if you are an institution participating in The Depository Trust Company, which we call the “DTC” or the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you hold certificates or book entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Computershare Investor Services, the Depositary for the tender offer (the “Depositary”), at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the tender offer, including the plan administrators with respect to the Company’s First Employee Stock Purchase Plan (“ESPP”) and 401(k) Profit-Sharing Retirement Plan (“401(k) Plan”). Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

If you want to tender your shares but your certificates for the shares are not immediately available or cannot be delivered to the Depositary within the required time or you cannot comply with the procedures for book-entry transfer, or your other required documents cannot be delivered to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

THIS TENDER OFFER DOES NOT CONSTITUTE AN OFFER TO PURCHASE SHARES IN ANY JURISDICTION IN WHICH, OR FROM ANY PERSON FROM WHOM, IT IS UNLAWFUL TO MAKE THE TENDER OFFER UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E-4(D)(2) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE ‘‘EXCHANGE ACT’’), WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF THE COMPANY, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR AFFILIATES MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE YOU MIGHT TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH YOU CHOOSE TO TENDER SUCH SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER. NONE OF THE COMPANY’S DIRECTORS OR EXECUTIVE OFFICERS WILL TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER OR AT WHAT PRICE YOU MIGHT TENDER YOUR SHARES. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS INCORPORATED BY REFERENCE OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR INCORPORATED BY REFERENCE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR AFFILIATES.

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read carefully the entire Offer to Purchase, the related Letter of Transmittal and the other tender offer materials because they contain the full details of the tender offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

We (Computer Task Group, Incorporated) are offering to purchase your shares. See Section 1.

What will be the Purchase Price for the shares?

We are conducting an offer by means of a modified “Dutch auction.” We are offering to purchase up to 1,530,990 shares, upon the terms and subject to the conditions of the tender offer, at a Purchase Price (to be determined as provided herein) of not less than $8.05 and not more than $9.00 per share, less any applicable withholding taxes and without interest, for each share we purchase pursuant to the tender offer. We will determine the Purchase Price as promptly as practicable, but likely not earlier than three to five business days, after the tender offer expires. We will select the lowest Purchase Price, not less than $8.05 and not more than $9.00 per share, that will allow us to purchase up to 1,530,990 shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if 1,530,990 shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. See Section 1.

If you wish to maximize the chance that your shares will be purchased in the tender offer, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that your shares will be deemed to be tendered at the minimum price of $8.05 per share. You should understand that this election may lower the Purchase Price and could result in your shares being purchased at the minimum price of $8.05 per share.

What will be the form of payment of the Purchase Price?

If your shares are purchased in the tender offer, you will be paid the Purchase Price in cash, less any applicable withholding taxes and without interest, for each of your shares that we purchase pursuant to the tender offer. We will pay the Purchase Price promptly after the expiration of the tender offer period, but do not expect to begin making such payments until at least three to five business days following the Expiration Date. See Section 5.

How many shares will the Company purchase?

We will purchase 1,530,990 shares, or a lower amount depending on the number of shares of common stock properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if 1,530,990 shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

In addition, if more than 1,530,990 shares are tendered in the tender offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the expiration of the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

The tender offer is not conditioned on any minimum number of shares being tendered. See Section 7.

How will the Company pay for the shares?

The tender offer is not subject to a financing condition. The Company will fund the tender offer with a combination of existing cash resources and borrowings under the Credit and Security Agreement (the “Credit Agreement”), dated as of December 21, 2017, among the Company as Borrower, KeyBank National Association as Administrative Agent, Swing Line Lender and Issuing Lender and KeyBanc Capital Markets Inc. as Lead Arranger and Sole Book Runner.

All obligations under the Credit Agreement are unconditionally guaranteed by certain of the Company’s subsidiaries (the “Guarantors”). Subject to certain exceptions, the Credit Agreement is secured by a first priority lien on the assets of the Company and the Guarantors and a pledge of 100% of the equity interests in the direct domestic subsidiaries of the Company and the Guarantors and 65% of the equity interests in the direct foreign subsidiaries of the Company and the Guarantors.

The Credit Agreement provides for a three-year revolving credit facility in an aggregate principal amount of $45 million, including a sublimit of $10 million for letters of credit and a $10 million sublimit for swing line loans. Loans under the Credit Agreement bear interest at per annum rates equal to, at the Company’s option, (i) adjusted or daily LIBOR plus a spread ranging from 1.5% to 2.0% based on the amounts outstanding under the Credit Agreement or (ii) the greater of (1) the prime rate of KeyBank National Association, (2) the federal funds effective rate plus 0.50%, and (3) adjusted LIBOR plus 1.0%, plus a spread ranging from 0.5% to 1.0% based on the amounts outstanding under the Credit Agreement.

In addition, the Company has taken loans against its life insurance policies. The Company has purchased life insurance on the lives of certain plan participants who are former employees in the non-qualified defined benefit Executive Supplemental Benefit Plan. Those policies have generated cash surrender value, and the Company has taken loans against the policies. At March 5, 2018, these insurance policies had a gross cash surrender value of $31.5 million, loans totaling $6.1 million and a net cash surrender value balance of $25.0 million.

Assuming the tender offer is fully subscribed, we expect the aggregate cost of the purchases, including all fees and expenses related to the tender offer, to be approximately $12,699,470 to $14,153,910. See Section 9.

How long do I have to tender my shares?

You may tender your shares until the Expiration Date. The Expiration Date is at 12:00 midnight, New York City time, at the end of the day on April 16, 2018, unless we extend or withdraw the tender offer. We may choose to extend the tender offer for any reason. We cannot assure you that the tender offer will be extended or, if extended, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that, for administrative reasons, such nominee has an earlier deadline that must be met for your shares to be tendered by the Expiration Date. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

Can the tender offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the tender offer in our sole discretion. If we extend the tender offer, we will delay the acceptance of any shares that have been tendered. We can terminate the tender offer under certain circumstances. See Section 7 and Section 14.

How will I be notified if the Company extends the tender offer or amends the terms of the tender offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date if we decide to extend the tender offer. We will announce any amendment to the tender offer by making a public announcement of the amendment. In the event that the terms of the tender offer are amended, we will file with the Commission an amendment to our Tender Offer Statement on Schedule TO-I relating to the tender offer describing the amendment. See Section 14.

What is the purpose of the tender offer?

The CTG Board of Directors (the “Board of Directors”) determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and increased liquidity to our shareholders. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. Conversely, the tender offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, our Board of Directors believes the tender offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

Are there any conditions to the tender offer?

Yes. Our obligation to accept and pay for your tendered shares depends on a number of conditions, including:

•	No legal action shall have been threatened, instituted or pending that challenges or relates to the tender offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase shares in the tender offer;

•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•	No commencement or escalation of war, armed hostilities, or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States shall have occurred on or after March 13, 2018;

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), assets, income, operations or prospects;

•	No decline shall have occurred in the market price for our shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index by more than 10% from the close of business on March 13, 2018;

•	No limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States shall have occurred;

•	No tender or exchange offer for any or all of our shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or shall have been publicly disclosed since March 13, 2018, and we shall not have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business (in each case other than the tender offer) since March 13, 2018;

•	No change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the tender offer;

•	The consummation of the tender offer and the purchase of shares will not cause the shares to cease to be listed on the Nasdaq or cause the shares to be subject to deregistration under the Exchange Act;

•	No person (including a group) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding shares (other than as publicly disclosed in a filing with the Commission on or before March 13, 2018) nor shall any new group have been formed that beneficially owns more than 5% of the outstanding shares;

•	No person (including a group) that has publicly disclosed in a filing with the SEC on or before March 13, 2018 that it has beneficial ownership of more than 5% of the outstanding shares shall have acquired, or publicly announced its proposal to acquire, beneficial ownership of an additional 1% or more of the outstanding shares; and

•	No person shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our assets or securities.

These conditions are described in greater detail in Section 7. In addition, the tender offer is subject to a number of other conditions described in Section 7.

How do I tender my shares?

To tender your shares, prior to 12:00 midnight, New York City time, at the end of the day on April 16, 2018, or any later time and date to which the tender offer may be extended:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and have such nominee tender your shares for you;

•	if you are an institution participating in The Depository Trust Company, which we refer to as “DTC” or the “Book-Entry Transfer Facility,” tender your shares according to the procedure for book-entry transfer described in Section 3; or

•	if you hold certificates or book entry shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee, including the plan administrator with respect to the ESPP and the 401(k) Plan, may establish its own earlier deadline for participation in the tender offer. Accordingly, beneficial owners wishing to participate in the tender offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the tender offer.

If you want to tender your shares, but your certificates for the shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the tender offer, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

In accordance with Instructions 4 and 5 to the Letter of Transmittal, each shareholder who is not tendering through DTC and who desires to tender shares in the tender offer must either check (1) one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined by Shareholder,” indicating the price (in increments of $0.05) at which shares are being tendered, or (2) the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer,” in which case you will be deemed to have tendered your shares at the minimum price of $8.05 per share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY CAUSE THE PURCHASE PRICE TO BE LOWER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $8.05 PER SHARE).

If tendering shareholders wish to maximize the chance that their shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Shares tendered pursuant to Purchase Price tenders will be deemed to have been tendered at a price of $8.05 per share (which is the minimum price per share under the tender offer) for purposes of determining the Purchase Price. Accordingly, Purchase Price tenders could lower the Purchase Price and could result in your shares being purchased at the minimum price of $8.05 per share. See Section 8 for recent market prices for shares of our common stock.

If I am a holder of vested options to purchase shares, how do I participate in the tender offer?

Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the tender offer. If an option holder executes a broker-assisted cashless exercise of an option, the option holder will only be able to tender the net shares held after settlement of the exercise and any applicable withholding taxes. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the tender offer are not purchased in the tender offer for any reason. See Section 3.

How will the tender offer affect the number of our shares outstanding and the number of record holders?

As of February 28, 2018, we had 15,309,909 shares of common stock outstanding. If the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, we would purchase 1,530,990 shares, which would represent approximately 10% of our outstanding shares as of February 28, 2018, and we would have 13,778,919 shares outstanding immediately following the purchase of shares tendered in the tender offer (based on the number of shares outstanding as of February 28, 2018). The actual number of shares outstanding immediately following completion of the tender offer will depend on the number of shares tendered and purchased in the tender offer. See Section 2.

In addition, if more than 1,530,990 shares are tendered in the tender offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

Furthermore, if any of our shareholders:

•	who hold shares in their own name as holders of record; or

•	who are “registered holders” as participants in DTC’s system whose names appear on a security position listing,

tender their shares in full and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their shares purchased in the tender offer will realize a proportionate increase in their relative ownership interest in the Company following the purchase of shares pursuant to the tender offer. See Section 2.

Following the tender offer, will the Company continue as a public company?

The tender offer is conditioned upon the Company having determined that the transaction will not cause the Company to be delisted from the Nasdaq and will not cause the shares to be subject to deregistration under the Exchange Act (which would result in the Company ceasing to be subject to the periodic reporting requirements of the Exchange Act). See Section 2.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

If you own, beneficially or of record, fewer than an aggregate of 100 shares, you properly tender all of such shares at or below the Purchase Price prior to the Expiration Date (and do not properly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the tender offer are satisfied or waived, we will purchase all of your shares without subjecting them to proration. See Section 1.

Can I change my mind after I have tendered shares in the tender offer?

Yes. You may withdraw any shares you have tendered at any time before the Expiration Date, which will occur at 12:00 midnight, New York City time, on April 16, 2018 unless we extend or withdraw the tender offer. If we have not accepted for payment the shares you have tendered to us by 12:00 midnight, New York City time, at the end of the day on May 11, 2018 (the 40th business day following the commencement of the tender offer), you may also withdraw your shares at that time. See Section 4.

How do I withdraw shares I previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

In what order will the Company purchase the tendered shares?

If the terms and conditions of the tender offer have been satisfied or waived and 1,530,990 shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and more than 1,530,990 shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase shares:

•	first, from all shareholders of “odd lots” (persons who own fewer than 100 shares) who properly tender all of their shares at or below the Purchase Price and do not properly withdraw them prior to the Expiration Date;

•	second, subject to the conditional tender provisions described in Section 6, on a pro rata basis from all other shareholders who properly tender shares at or below the Purchase Price and do not properly withdraw them before the expiration of the tender offer; and

•	third, if necessary to permit us to purchase 1,530,990 shares (or such greater amount as we may elect to purchase, subject to applicable law), from holders who have tendered shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, holders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them prior to the Expiration Date.

Therefore, it is possible that we will not purchase any or all of the shares that you tender. See Section 1.

Has the Company or its Board of Directors adopted a position on the tender offer?

While our Board of Directors has authorized the tender offer, it has not, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of their affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the price at which you may tender your shares. We cannot predict how our stock will trade after expiration of the tender offer, and it is possible that our stock price will trade above the tender offer price after expiration of the tender offer. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the price at which you choose to tender your shares. In doing so, you should read carefully all of the information in, or incorporated by reference in, this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

Will the Company’s directors and executive officers tender shares in the tender offer?

The Company’s directors and executive officers have informed the Company that they will not tender any of their shares in the tender offer. See Section 11.

If I decide not to tender, how will the tender offer affect my shares?

Shareholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the completion of the tender offer.

What is the accounting treatment of the tender offer?

The accounting for the purchase of shares pursuant to the tender offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price, including transaction fees, of the shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

When and how will the Company pay for the shares I tender?

Promptly after the Expiration Date, we will pay the Purchase Price, less any withholding taxes and without interest, for the shares we purchase. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered shares until at least three to five business days after the Expiration Date. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See Section 5.

What is a recent market price for the shares?

On February 14, 2018, the last trading day prior to the announcement by the Company of its intention to make the tender offer, the closing price of the shares on the Nasdaq was $5.24 per share. You are urged to obtain current market quotations for the shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my shares?

If you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply. See Sections 5 and 15.

Does the Company intend to repurchase any shares other than pursuant to the tender offer during or after the tender offer?

Rule 13e-4(f)(6) of the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act. Beginning ten business days after the Expiration Date of the tender offer, we may make share repurchases from time to time on the open market and/or in private transactions pursuant to the previously announced Board authorization. Whether we make additional repurchases will depend on many factors, including, without limitation, the number of shares, if any, that we purchase in this tender offer, our business and financial performance and situation, the business and market conditions at the time, including the price of the shares, and such other factors as we may consider relevant. Any of these repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders in those transactions than the terms of the tender offer.

What are the U.S. federal income tax considerations if I tender my shares?

The receipt of cash for your tendered shares generally will be treated for U.S. federal income tax purposes either as (1) consideration received in a sale or exchange of the tendered shares or (2) a distribution in respect of your shares. If you are a U.S. Holder (as defined in Section 13), you generally will be subject to U.S. federal income taxation upon the receipt of cash in exchange for the shares that you tender. See Section 13 for additional information.

If you are a Non-U.S. Holder (as defined in Section 13), the receipt of cash for your tendered shares may be subject to U.S. federal income tax withholding at a rate of 30% unless one of the exemptions applies. The treatment of the receipt of cash depends upon facts that are unique to each shareholder. If such tax has been withheld but the receipt of cash for your tendered shares is in fact properly treated as consideration received in a sale or exchange, then you may apply for a refund of such withheld amount. See Sections 3 and 13 for additional information.

You should consult your own tax advisor regarding the particular tax consequences to you of tendering shares for cash pursuant to the tender offer. See Sections 3 and 13.

Will I have to pay stock transfer tax if I tender my shares?

Except as otherwise provided herein and in the Letter of Transmittal, if you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will generally not be required to pay any stock transfer taxes on our purchase of the shares pursuant to the tender offer. See Section 5.

Have there been any recent developments of which I should be aware?

Acquisition of Financiere Soft SAS

On February 15, 2018, Computer Task Group IT Solutions S.A. (“CTG Luxembourg”), a wholly-owned Luxembourg subsidiary of the Company, entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with Financiere Soft SAS (“Soft”), a French company, pursuant to which CTG Luxembourg simultaneously acquired all of the issued and outstanding shares of Soft (the “Acquisition”) for an aggregate purchase price of approximately € 13,550,000 (or approximately $16,790,000, based on a EUR into USD exchange rate of 1.2392) in cash. The Company funded the Acquisition using cash on hand and borrowings under the Credit and Security Agreement among the Company as Borrower, KeyBank National Association as Administrative Agent, Swing Line Lender and Issuing Lender and KeyBanc Capital Markets Inc. as Lead Arranger and Sole Book Runner, as described below.

The Share Purchase Agreement contains customary representations, warranties and covenants of CTG Luxembourg and Soft.

To whom can I talk if I have questions?

The Information Agent can help answer your questions, and may be contacted as follows:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers Call Toll-Free: (800) 676-0194

In addition, the Dealer Manager can help answer your questions, and may be contacted as follows:

Georgeson Securities Corporation

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers Call: (212) 440-9107

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This Offer to Purchase, the documents incorporated by reference and the documents to which we refer you contain certain forward-looking information about the Company. These statements may be made directly in this document or may be incorporated into this document by reference to other documents. Representatives of the Company may also make forward-looking statements. All statements other than statements of historical information are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” and similar words or phrases. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties. We have based these statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, liquidity, results of operations, business strategy and growth prospects.

You should be aware that a number of important factors could cause our actual results to differ materially from those in forward-looking statements. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2017, including Item 1A, “Risk Factors,” in such report, as well as our other filings with the SEC, for a more detailed discussion of such factors and risks and uncertainties.

Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including the following: (i) the availability to CTG of qualified professional staff, (ii) domestic and foreign industry competition for clients and talent, including technical, sales and management personnel, (iii) increased bargaining power of large clients, (iv) the Company’s ability to protect confidential client data, (v) the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and SDI International (SDI), (vi) the uncertainty of clients’ implementations of cost reduction projects, (vii) the effect of healthcare reform and initiatives, (viii) the mix of work between staffing and solutions, (ix) currency exchange risks, (x) risks associated with operating in foreign jurisdictions, (xi) renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, (xii) the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, (xiii) industry and economic conditions, including fluctuations in demand for IT services, (xiv) consolidation among the Company’s competitors or clients, (xv) the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions, (xvi) the risks associated with acquisitions, (xvii) the ability of the Company to commence and complete the intended tender offer for its shares, including the amount of such tender offer, (xviii) the negative effects of actions of activist shareholders and (xix) the risks described in Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2017 and from time to time in the Company’s reports filed with the Securities and Exchange Commission (SEC).

There can be no assurance that the Company has correctly identified and appropriately assessed all factors affecting its business. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations. For these reasons, you are cautioned not to place undue reliance on the Company’s forward-looking statements.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

INTRODUCTION

To the Holders of Our Common Stock:

Computer Task Group, Incorporated, a New York corporation, hereby offers to purchase for cash up to 1,530,990 shares of its issued and outstanding common stock, par value $.01 per share, upon the terms and subject to the conditions set forth in this Offer to Purchase, the related Letter of Transmittal and the other tender offer materials. We are offering to purchase the shares at a single per share price not less than $8.05 and not more than $9.00 per share (the price as determined as provided herein, the “Purchase Price”), less any applicable withholding taxes and without interest.

The tender offer will expire at 12:00 midnight, New York City time, at the end of the day on April 16, 2018 (such date and time, as the same may be extended, the “Expiration Date”), unless extended or terminated. We may, in our sole discretion, extend the period of time in which the tender offer will remain open or terminate the tender offer.

Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tenders described in this Offer to Purchase, we will determine a single Purchase Price that we will pay for shares properly tendered and not properly withdrawn from the tender offer, taking into account the total number of shares tendered and the prices specified by tendering shareholders. We will select the lowest Purchase Price, not less than $8.05 and not more than $9.00 per share, that will allow us to purchase 1,530,990 shares, or a lower amount depending on the number of shares properly tendered and not properly withdrawn pursuant to the tender offer. Upon the terms and subject to the conditions of the tender offer, if 1,530,990 shares or less are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

All shares acquired in the tender offer will be acquired at the same Purchase Price regardless of whether the shareholder tendered at a lower price, and we will only purchase shares tendered at prices equal to or below the Purchase Price. Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, the Company will purchase all shares properly tendered at prices at or below the Purchase Price and not properly withdrawn. Shares not purchased in the tender offer will be returned to the tendering shareholders at our expense promptly after the expiration of the tender offer. See Section 1. In addition, if more than 1,530,990 shares are tendered in the tender offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. See Section 1.

In determining to proceed with the tender offer, our Board of Directors considered a broad range of factors, including our financial structure, financial condition and dividend policy, operations, resources and prospects, the current and historical market prices of our shares, the likelihood that repurchasing shares of our common stock would be accretive to our earnings, the expected availability and cost of financing, alternative methods of repurchasing our shares other than pursuant to a tender offer and the attractiveness of the tender offer to our shareholders. Our Board of Directors also considered risks and uncertainties, including the potential for positive and negative developments relating to our business and the securities markets generally.

Based on this review, our Board of Directors determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value to our shareholders. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. Conversely, the tender offer also affords shareholders the option not to participate and thereby, to increase their relative percentage interest in the Company and our future results. In addition, our Board of Directors believes the tender offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is, however, subject to certain other conditions. See Section 7.

WHILE OUR BOARD OF DIRECTORS HAS AUTHORIZED THE TENDER OFFER, IT HAS NOT, NOR HAVE THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR AFFILIATES MADE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES.

YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER OR AT WHAT PRICE YOU CHOOSE TO TENDER YOUR SHARES. IN SO DOING, YOU SHOULD READ CAREFULLY ALL OF THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND THE OTHER TENDER OFFER MATERIALS, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. THE COMPANY’S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS WILL NOT TENDER ANY OF THEIR SHARES IN THE TENDER OFFER. SEE SECTION 11. YOU ARE URGED TO DISCUSS YOUR DECISIONS WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

If the terms and conditions of the tender offer have been satisfied or waived and 1,530,990 shares or less are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and more than 1,530,990 shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will buy shares in the following order of priority:

•	first, from all holders of “odd lots” (holders of fewer than 100 shares) who properly tender all their shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date;

•	second, on a pro rata basis from all other shareholders who properly tender shares at or below the Purchase Price, other than shareholders who tender conditionally and whose conditions are not satisfied; and

•	third, if necessary to permit us to purchase 1,530,990 shares (or such greater amount as we may elect to purchase, subject to applicable law), from shareholders who have tendered shares at or below the Purchase Price subject to the condition that a specified minimum number of the shareholder’s shares be purchased if any of the shareholder’s shares are purchased in the tender offer (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase all of the shares tendered pursuant to the tender offer. See Sections 1, 5 and 6, respectively, for additional information concerning priority, proration and conditional tender procedures.

We will pay the Purchase Price, less any applicable withholding taxes and without interest, for all shares purchased. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as otherwise provided in Section 5 and the Letter of Transmittal, stock transfer taxes on our purchase of shares pursuant to the tender offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply. Also, any tendering shareholder or other payee who fails to complete, sign and deliver the Internal Revenue Service (“IRS”) Form W-9 included with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding on the gross proceeds paid to the payee pursuant to the tender offer, unless such payee establishes that such payee is within the class of persons that is exempt from backup withholding. See Section 3. Also see Section 13 for a discussion of certain U.S. federal income tax consequences of the tender offer.

As of February 28, 2018, we had 15,309,909 shares of our common stock issued and outstanding. The shares are listed and traded on Nasdaq. On February 14, 2018, the last trading day prior to the announcement by the Company of its intention to make the tender offer, the last reported sale price of the shares on Nasdaq was $5.24 per share. Shareholders are urged to obtain current market quotations for the shares. See Section 8.

THE TENDER OFFER

1. Number of Shares; Proration.

General. Upon the terms and subject to the conditions of the tender offer, we hereby offer to purchase for cash up to 1,530,990 shares of our common stock properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date of the tender offer, at a Purchase Price determined by us of not less than $8.05 and not more than $9.00 per share, less any applicable withholding taxes and without interest. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer. We also expressly reserve the right, in our sole discretion, to purchase additional shares subject to applicable legal and regulatory requirements. In addition, if more than 1,530,990 shares are tendered in the tender offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer.

If the terms and conditions of the tender offer have been satisfied or waived and 1,530,990 shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn. If the tender offer is oversubscribed as described below, shares tendered will be subject to proration. The proration period and withdrawal rights expire on the Expiration Date.

However, if we:

•	increase the maximum price to be paid above $9.00 per share or decrease the price to be paid below $8.05 per share or otherwise change the price range at which we are offering to purchase shares in the tender offer;

•	increase the number of shares being sought in the tender offer and such increase would result in the prospective purchase of a number of shares exceeding 2% of our outstanding shares; or

•	decrease the number of shares being sought in the tender offer; and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that announcement of any such change is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. A “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

In accordance with the instructions to the Letter of Transmittal, shareholders desiring to tender shares must specify the price, not less than $8.05 and not more than $9.00 per share, at which they are willing to sell their shares to the Company. Alternatively, shareholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the Purchase Price that the Company determines pursuant to the terms of the tender offer, which could be a price per share as low as $8.05 or as high as $9.00. If tendering shareholders wish to maximize the chance that the Company will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that such shareholder’s shares will be deemed to be tendered at the minimum price of $8.05 per share. Tendering shareholders who make this election should understand that this election may lower the Purchase Price and could result in such shareholder’s shares being purchased at the minimum price of $8.05 per share.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because they were tendered at a price greater than the Purchase Price or because of proration and conditional tender provisions, will be returned to the tendering shareholders or, in the case of shares delivered by book-entry transfer, credited to the account at the Book-Entry Transfer Facility from which the transfer had previously been made, at our expense promptly following the Expiration Date.

Priority of Purchases. If the terms and conditions of the tender offer have been satisfied or waived and 1,530,990 shares or less are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, we will buy all shares properly tendered at or below the Purchase Price and not properly withdrawn.

If the conditions to the tender offer have been satisfied or waived and more than 1,530,990 shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered shares on the basis set forth below:

•	first, we will purchase all shares tendered by all holders of “odd lots” (as defined below) who:

(1)	tender at or below the Purchase Price all shares owned beneficially or of record (partial tenders will not qualify for this preference); and

(2)	complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

•	second, subject to the conditional tender provisions described in Section 6, we will purchase all other shares tendered at or below the Purchase Price on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares, as described below; and

•	third, if necessary to permit us to purchase 1,530,990 shares (or such greater amount as we may elect to purchase, subject to applicable law), shares conditionally tendered at or below the Purchase Price (for which the condition was not initially satisfied), will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, it is possible that we will not purchase any or all of the shares that a holder tenders in the tender offer. It is also possible that none of the shares conditionally tendered will be purchased.

Odd Lots. The term “odd lots” means all shares tendered by any person who owned beneficially or of record a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. To qualify for the odd lot preference, an odd lot holder must tender at or below the Purchase Price all shares owned in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. Any odd lot holder wishing to tender all of such shareholder’s shares pursuant to the tender offer must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering shares will be based on the ratio of the number of shares properly tendered at or below the Purchase Price and not properly withdrawn by such shareholder to the total number of shares properly tendered at or below the Purchase Price and not properly withdrawn by all shareholders. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. We do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the tender offer until three to five business days after the Expiration Date because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn. Shareholders may obtain preliminary proration information from the Information Agent and may be able to obtain such information from their brokers.

As described in Section 13, the number of shares that we will purchase from a shareholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder’s decision whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such shareholder.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2. Purpose of the Tender Offer; Certain Effects of the Tender Offer.

Purpose of the Tender Offer. Our Board of Directors determined that it is in the best interests of the Company to repurchase shares of its common stock and that at this time the tender offer described in this Offer to Purchase is a prudent and effective way to do so and to provide value and increased liquidity to our shareholders. In particular, our Board of Directors believes the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide all shareholders with the opportunity to tender all or a portion of their shares and thereby receive a return of some or all of their investment if they so elect. Conversely, the tender offer also affords shareholders the option not to participate and, thereby, to increase their relative percentage interest in the Company and its future results. In addition, our Board of Directors believes the tender offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their shares, without potential disruption to the share price and the usual transaction costs inherent in open market purchases and sales.

While our Board of Directors has authorized the tender offer, it has not, nor have the Company, the Dealer Manager, the Information Agent, the Depositary or any of our or their affiliates made, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and at what price you choose to tender your shares. In doing so, you should read carefully all of the information in this Offer to Purchase, in the related Letter of Transmittal and in the other tender offer materials. The Company has been advised that its directors and executive officers will not tender any of their shares in the tender offer. See Section 11. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

Certain Effects of the Tender Offer. As of February 28, 2018, we had 15,309,909 shares of common stock outstanding. Assuming that the conditions to the tender offer are satisfied or waived and the tender offer is fully subscribed, we would purchase 1,530,990 shares, representing approximately 10% of our outstanding shares as of February 28, 2018. Shareholders may be able to sell non-tendered shares in the future on the Nasdaq or otherwise, at a net price higher or lower than the Purchase Price. We can give no assurance, however, as to the price at which a shareholder may be able to sell such shares in the future.

The tender offer will reduce our “public float,” which is the number of shares owned by non-affiliate shareholders and available for trading in the securities markets, and is likely to reduce the number of our shareholders. These reductions may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares following completion of the tender offer. In addition, the tender offer will increase the proportional ownership of our officers and directors who are not participating in the tender offer and any other shareholders who do not participate or participate only in part in the tender offer.

Based on the published guidelines of the Nasdaq and the conditions of the tender offer, we do not believe that our purchase of shares pursuant to the tender offer will result in the delisting from the Nasdaq of the remaining shares. The shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to the tender offer will not result in the shares becoming eligible for termination of registration under the Exchange Act. The tender offer is conditioned upon the Company having determined that the consummation of the tender offer will not cause the shares to be delisted from the Nasdaq or be eligible for deregistration under the Exchange Act.

We currently intend to cancel and retire shares purchased pursuant to the tender offer. Such shares will return to the status of authorized and unissued shares and will be available for us to issue without further shareholder action for all purposes except as required by applicable law and regulation or the rules of the Nasdaq. We have no current plans for the issuance of shares purchased in this tender offer. There are no current plans for the issuance of shares purchased in this tender offer.

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a reduction in cash and cash equivalents in a corresponding amount.

We may, in the future, decide to purchase shares pursuant to our previously announced Board authorization. Any such purchases may be on the same terms as, or on terms that are more or less favorable to shareholders than, the terms of the tender offer. Rule 13e-4(f)(6) under the Exchange Act, however, prohibits us and our affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our or any of our subsidiaries’ assets;

•	any material change in our indebtedness, our dividend policy or our capitalization;

•	any change in our present Board of Directors or management, including but not limited to any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our Board of Directors or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities ceasing to be authorized to be quoted on the Nasdaq;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of additional securities of the Company, or the disposition of our securities, other than purchases pursuant to outstanding options to purchase shares and the settlement of outstanding restricted stock awards granted to certain employees (including directors and officers); or

•	any changes in our charter, bylaws or other governing instruments or other actions that in each case could impede the acquisition of control of us.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered properly pursuant to the tender offer:

•	the certificates for the shares or confirmation of receipt of the shares under the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to 12:00 midnight, New York City time, in each case by the end of the day on the Expiration Date by the Depositary at its address set forth on the back cover page of this document; or

•	the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

Notwithstanding any other provisions hereof, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares (or a timely confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, or an Agent’s Message in connection with book-entry delivery, and any other documents required by the Letter of Transmittal.

In accordance with the instructions to the Letter of Transmittal, each shareholder wishing to tender shares in the tender offer must properly indicate in the section captioned (1) “Shares Tendered at Price Determined by Shareholder” in the Letter of Transmittal the price (in increments of $0.05) at which they are tendering shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by us in accordance with the terms of the tender offer.

If tendering shareholders wish to maximize the chance that we will purchase their shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election will mean that tendered shares will be deemed to be tendered at the minimum price of $8.05 per share. Tendering shareholders who make this election should understand that this election may lower the Purchase Price and could result in their shares being purchased at the minimum price of $8.05 per share.

A shareholder who desires to tender shares at more than one price must complete a separate Letter of Transmittal for the different shares and different prices at which such shareholder is tendering shares. In no event may a shareholder tender the same shares at more than one price (unless the shares are first properly withdrawn previously in accordance with Section 4).

SHAREHOLDERS WHO HOLD SHARES THROUGH BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES ARE URGED TO CONSULT THEIR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR OTHER NOMINEES INCLUDING THE PLAN ADMINISTRATORS WITH RESPECT TO THE ESPP AND THE 401(K) PLAN AS IT IS LIKELY THAT—FOR ADMINISTRATIVE REASONS—SUCH NOMINEES HAVE AN EARLIER DEADLINE FOR YOU TO ACT TO INSTRUCT THEM TO ACCEPT THE TENDER OFFER ON YOUR BEHALF SO THAT THEY CAN MEET THE ABOVE REQUIREMENTS ON A TIMELY BASIS. IN ADDITION, YOU MAY WISH TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF YOU TENDER SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE.

Odd lot holders who tender all their shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Book-Entry Delivery. The Depositary has established an account with respect to the shares at The Depository Trust Company (referred to as the “DTC” or the “Book-Entry Transfer Facility”) for purposes of the tender offer, and any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make delivery of shares by causing the Book-Entry Transfer Facility to transfer such shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of shares may be effected through book-entry transfer, a properly completed and duly executed Letter of Transmittal together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the end of the day on the Expiration Date, or the guaranteed delivery procedures described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Company or the Information Agent or the Dealer Manager or Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the book-entry confirmation, stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant tendering shares through the Book-Entry Transfer Facility that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against that participant.

Method of Delivery. The method of delivery of all documents, including share certificates, is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (an “Eligible Institution”). No signature guarantee is required if either: (a) this Letter of Transmittal is signed by the registered holder of the shares exactly as the name of the registered holder appears on the certificate(s) for the shares tendered with this Letter of Transmittal or (b) in the case of book-entry shares, on the records of the Depositary, and payment and delivery are to be made directly to such registered holder and such registered holder has not completed the box entitled “Special Payment Instructions.” If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the share certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Guaranteed Delivery. If a shareholder desires to tender shares pursuant to the tender offer and cannot deliver such shares and all other required documents to the Depositary by the Expiration Date or such shareholder cannot complete the procedure for delivery by book-entry on a timely basis, such shares may nevertheless be tendered if all of the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by us is received by the Depositary (as provided below) by the end of the day on the Expiration Date; and

•	a confirmation of a book-entry transfer of such shares into the Depositary’s account at the Book-Entry Transfer Facility (or any certificates for such shares), together with a properly completed and duly executed Letter of Transmittal with any required signature guarantee or an Agent’s Message and any other documents required by the Letter of Transmittal, are received by the Depositary within two Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be transmitted by facsimile transmission, overnight mail or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

Stock Options. Holders of vested but unexercised stock options may exercise such options in accordance with the terms of the applicable stock option plans and tender the shares received upon such exercise in accordance with the tender offer. If an option holder executes a broker-assisted cashless exercise of an option, the option holder will only be able to tender the net shares held after settlement of the exercise and any applicable withholding taxes. See “Proper Tender of Shares” above. An exercise of a stock option cannot be revoked even if all or a portion of the shares received upon the exercise or conversion and tendered in the tender offer are not purchased in the tender offer for any reason.

U.S. Federal Backup Withholding. To prevent the potential imposition of U.S. federal backup withholding (currently, at a rate of 24%) on the gross proceeds payable to a tendering beneficial owner pursuant to the tender offer, prior to receiving such payments, each beneficial owner must submit to the Depositary (or other applicable withholding agent) a correct, properly completed and executed IRS Form W-9 (“Form W-9”) in the case of a U.S. Holder (as defined in Section 13), or IRS Form W-8BEN or IRS Form W-8BEN-E (“Form W-8BEN”), IRS Form W-8IMY (“Form W-8IMY”), IRS Form W-8ECI (“Form W-8ECI”), or other applicable IRS Form W-8 (or successor form) in the case of a Non-U.S. Holder (as defined in Section 13), or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against the beneficial owner’s U.S. federal income tax liability, if any, and may entitle the beneficial owner to a refund, so long as the required information is timely furnished to the IRS.

U.S. Federal Withholding for Non-U.S. Holders. As described in Section 13, the U.S. federal income tax treatment of the receipt of cash in exchange for shares pursuant to the tender offer will depend upon facts that are unique to each Non-U.S. Holder (as defined in Section 13). Accordingly, a Non-U.S. Holder should expect that a withholding agent generally will withhold U.S. federal withholding tax from the gross proceeds payable to a tendering Non-U.S. Holder pursuant to the tender offer at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless an exemption from withholding is applicable. See Section 13. In order to claim a reduction in the rate of, or an exemption from, such withholding tax, a Non-U.S. Holder must deliver to the applicable withholding agent a correct, properly completed and executed Form W-8BEN (with respect to income tax treaty benefits) or Form W-8ECI (with respect to amounts effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States) or other applicable form claiming such reduced rate or exemption. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any such tax withheld (i) if such Non-U.S. Holder meets the “complete termination,” the “substantially disproportionate” or the “not essentially equivalent to a dividend” test under Section 302 of the Internal Revenue Code of 1986, as amended, described in Section 13 or (ii) if such Non-U.S. Holder is otherwise able to establish that no tax or a reduced amount of tax is due. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of exchanging shares for cash pursuant to the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Tender Constitutes an Agreement. The tender of shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the tender offer and an agreement between the tendering shareholder and us upon the terms and subject to the conditions of the tender offer, which agreement will be governed by, and construed in accordance with the laws of the State of New York. In addition, the tender of shares pursuant to any one of the procedures described above will constitute the tendering shareholder’s representation and warranty to us that: (1) the shareholder has a “net long position” in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act; (2) the tender of shares complies with Rule 14e-4 under the Exchange Act; (3) the tendered shares are not currently subject to any contractual or other restriction; and (4) the shareholder has the full power and authority to tender and assign the shares tendered, as specified in the Letter of Transmittal.

It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to tender shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the number of (x) shares tendered or (y) other securities immediately convertible into, or exercisable or exchangeable for, the number of shares tendered and will acquire such shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such shares to be delivered in accordance with the terms of the tender offer. Rule 14e-4 under the Exchange Act provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine all questions as to the Purchase Price, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of shares. We reserve the right to reject any or all tenders of shares determined by us not to be in proper form, or the acceptance of which or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender of particular shares (without waiving such defect or irregularity with respect to any other shares). No tender of shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of their affiliates or any other person is or will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Unpurchased Shares. If any properly tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares properly tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to the shareholder.

Lost, Stolen, Destroyed or Mutilated Certificates. Shareholders whose certificate or certificates for part or all of their shares have been lost, stolen, destroyed or mutilated may contact Computershare Investor Services, as Transfer Agent for our shares, at (800) 730-4001 or the address set forth on the back cover of this Offer to Purchase for instructions as to obtaining a replacement. The replacement certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the shareholder to secure against the risk that the certificates may be subsequently recirculated. Shareholders are urged to contact the Transfer Agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US OR THE DEALER MANAGER OR INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US OR THE DEALER MANAGER OR INFORMATION AGENT WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4. Withdrawal Rights.

Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, on May 11, 2018, the 40th business day after the commencement of the tender offer, unless theretofore accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the tender offer is open, are delayed in accepting for payment or paying for shares or are unable to accept for payment or pay for shares pursuant to the tender offer for any reason, then, without prejudice to our rights under the tender offer, the Depositary may, on our behalf, retain all shares tendered, and such shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the tender offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must:

•	be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase; and

•	specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares, if different from that of the person who tendered such shares.

If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of shares tendered by an Eligible Institution) must be submitted prior to the release of such shares. In addition, such notice must specify, in the case of shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the shares to be withdrawn or, in the case of shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares.

Withdrawals may not be rescinded, and shares withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer. However, withdrawn shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

We will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal. We also reserve the right to waive any defect or irregularity in the withdrawal of shares by any shareholder. None of the Company, the Dealer Manager, the Information Agent, the Depositary, any of their affiliates or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

5. Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the tender offer, promptly following the Expiration Date, we will (1) determine the Purchase Price we will pay for shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of shares so tendered and the prices specified by tendering shareholders and (2) accept for payment up to 1,530,990 shares (or such greater number as we may elect to purchase, subject to applicable law) that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the tender offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the tender offer promptly after the Expiration Date. In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, taking into account any time necessary to determine any proration, which we expect to be at least three to five business days, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

For purposes of the tender offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the Purchase Price and not properly withdrawn, subject to the “odd lot” priority, proration and conditional tender provisions of the tender offer, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the tender offer.

We will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders. See the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY US REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration, will be returned to the tendering shareholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant therein who so delivered the shares, at our expense, promptly after the Expiration Date or termination of the tender offer. In addition, if certain events occur, we may not be obligated to purchase shares under the tender offer. See Section 7.

Except as otherwise provided in this Section 5 and the Letter of Transmittal, we will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the tender offer. If, however, payment of proceeds in respect of any shares purchased is to be made to, or shares not tendered or not purchased are to be returned in the name of, any person other than the registered holder(s), or if tendered shares are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder(s), such other person or otherwise), payable on account of the transfer to such other person will be deducted from the proceeds payable by us unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted prior to such payment. See the Letter of Transmittal.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO PROPERLY COMPLETE, EXECUTE AND DELIVER A FORM W-9 (INCLUDED WITH THE LETTER OF TRANSMITTAL) OR AN APPLICABLE FORM W-8 MAY BE SUBJECT TO U.S. FEDERAL BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. IN ADDITION, NON-U.S. HOLDERS (AS DEFINED IN SECTION 13) MAY BE SUBJECT TO U.S. FEDERAL WITHHOLDING TAX AT A RATE OF 30% ON THE GROSS PROCEEDS PAID PURSUANT TO THE TENDER OFFER. SEE SECTION 3 AND SECTION 13.

6. Conditional Tender of Shares.

Subject to the exception for holders of odd lots, in the event of an oversubscription of the tender offer, shares tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of shares to be purchased from a particular shareholder may affect the U.S. federal income tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender shares subject to the condition that a specified minimum number of the shareholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any shareholder wishing to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal and indicate the minimum number of shares that must be purchased if any are to be purchased. We urge each shareholder to consult with his, her or its own financial and tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any tendering shareholder.

After the Expiration Date, if the number of shares properly tendered and not properly withdrawn pursuant to the tender offer at a price equal to or less than the Purchase Price and pursuant to the “Shares Tendered at Price Determined Pursuant to the Tender Offer” alternative is greater than 1,530,990, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage, after taking into account the priority given to tenders of odd lots, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If the withdrawal of conditional tenders would cause the total number of shares to be purchased to fall below 1,530,990, then, to the extent feasible, we will select enough of the shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular shareholder as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

We note that if more than 1,530,990 shares are tendered in the tender offer at or below the Purchase Price, we reserve the right to accept for purchase at the Purchase Price pursuant to the tender offer up to an additional 2% of our outstanding shares without extending the tender offer.

7. Conditions of the Tender Offer.

Notwithstanding any other provision of the tender offer, we will not be required to accept for payment or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, and the payment for, shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of shares, if at any time on or after the date of this Offer to Purchase and before the Expiration Date any of the following events shall have occurred or are reasonably determined by us to have occurred, that, in the reasonable judgment of our Board of Directors and regardless of the circumstances giving rise to such event, makes it inadvisable to proceed with the tender offer or with acceptance for payment or payment:

(1)	there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer or otherwise relates in any manner to the tender offer or (ii) in our reasonable judgment, could materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impairs in any way the contemplated future conduct of the business of us and our subsidiaries, taken as a whole, or materially impairs our ability to purchase the shares in the tender offer;

(2)

there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or is reasonably likely to directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares or (iii) materially and adversely affect our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us and our subsidiaries;

(3)	there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism (on or after March 13, 2018), (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our and our subsidiaries’ business, condition (financial or otherwise), assets, income, operations or prospects, taken as a whole, or (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(4)	there shall have been a decrease of more than 10% in the market price for the shares or in the Dow Jones Industrial Average, the New York Stock Exchange Index, the Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on March 13, 2018;

(5)	there shall have occurred any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that could reasonably be expected to materially affect, the extension of credit by banks or other lending institutions in the United States;

(6)	a tender or exchange offer for any or all of the shares, or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been proposed, announced or made by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction since March 13, 2018, other than in the ordinary course of business (in each case other than the tender offer);

(7)	the consummation of the tender offer and the purchase of shares will cause the shares to cease to be held of record by less than 300 persons or to be traded on or listed on the Nasdaq or otherwise cause the shares to be subject to deregistration under the Exchange Act;

(8)	a person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Commission on or before March 13, 2018);

(9)	a person or group who has filed a Schedule 13D or Schedule 13G with the SEC on or before March 13, 2018, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than solely as a result of the Offer made hereby), beneficial ownership of an additional 1% or more of the outstanding shares; or

(10)	a person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time in our sole discretion on or before the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. However, once the tender offer has expired, then all of the conditions to the tender offer, other than those requiring necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the tender offer. See Section 14. Any determination or judgment by us concerning the events described above will be final and binding.

8. Price Range of Shares; Dividends.

The shares are listed and traded on the Nasdaq under the trading symbol “CTG.” The following table sets forth, for each of the periods indicated, the high and low sales prices of the shares as reported on the Nasdaq.

	Market Price
	High	Low
2016
First Quarter	$6.71	$4.70
Second Quarter	5.69	4.90
Third Quarter	5.54	4.42
Fourth Quarter	4.99	3.87
2017
First Quarter	$6.33	$4.20
Second Quarter	6.30	5.25
Third Quarter	6.04	5.04
Fourth Quarter	5.59	4.90
2018
First Quarter (through February 14, 2018)	$5.39	$4.95

On February 14, 2018, the last trading day prior to the announcement by the Company of its intention to make the tender offer, the last reported sale price of the shares on the Nasdaq was $5.24 per share. We urge shareholders to obtain current market quotations for the shares before deciding whether to tender their shares and at what price.

We have not paid dividends on our common stock in the past year. However, the payment of any future dividends will be determined by our Board of Directors in light of conditions then existing, including our earnings, financial condition and capital requirements, restrictions in financing agreements, business conditions, share price and other factors.

9. Source and Amount of Funds.

The tender offer is not subject to a financing condition. Assuming the tender offer is fully subscribed, we expect that the aggregate cost of the purchases, including all fees and expenses related to the tender offer, will be approximately $12,699,470 to $14,153,910. The Company will fund the tender offer with a combination of existing cash resources and borrowings under the Credit and Security Agreement (the “Credit Agreement”), dated as of December 21, 2017, among the Company as Borrower, KeyBank National Association as Administrative Agent, Swing Line Lender and Issuing Lender and KeyBanc Capital Markets Inc. as Lead Arranger and Sole Book Runner.

The Credit Agreement provides for a three-year revolving credit facility in an aggregate principal amount of $45 million, including a sublimit of $10 million for letters of credit and a $10 million sublimit for swing line loans. Loans under the Credit Agreement bear interest at per annum rates equal to, at the Company’s option, (i) adjusted or daily LIBOR plus a spread ranging from 1.5% to 2.0% based on the amounts outstanding under the Credit Agreement or (ii) the greater of (1) the prime rate of KeyBank National Association, (2) the federal funds effective rate plus 0.50%, and (3) adjusted LIBOR plus 1.0%, plus a spread ranging from 0.5% to 1.0% based on the amounts outstanding under the Credit Agreement.

Actual borrowings by the Company under the Credit Agreement are subject to a borrowing base, which is a formula based on certain eligible receivables and reserves. Funds provided under the Credit Agreement may be used by the Company to fund working capital and other general corporate purposes.

All obligations under the Credit Agreement are unconditionally guaranteed by certain of the Company’s subsidiaries (the “Guarantors”). Subject to certain exceptions, the Credit Agreement is secured by a first priority lien on the assets of the Company and the Guarantors and a pledge of 100% of the equity interests in the direct domestic subsidiaries of the Company and the Guarantors and 65% of the equity interests in the direct foreign subsidiaries of the Company and the Guarantors.

The Company is also subject to customary covenants under the Credit Agreement, including certain reporting requirements. Further, the Company must comply with certain financial covenants, including a minimum fixed charge coverage ratio. In addition, the Credit Agreement contains a number of covenants that, among other things, limit the Company’s and its subsidiaries’ ability to (i) incur capital expenditures; (ii) incur additional indebtedness; (iii) create liens on any assets; (iv) pay dividends or make certain restricted payments; (v) consummate certain asset sales; and (vi) merge, consolidate and/or sell or dispose of all or substantially all of the Company’s assets.

In addition, the Company has taken loans against its life insurance policies. The Company has purchased life insurance on the lives of certain plan participants who are former employees in the non-qualified defined benefit Executive Supplemental Benefit Plan. Those policies have generated cash surrender value, and the Company has taken loans against the policies. At March 5, 2018, these insurance policies had a gross cash surrender value of $31.5 million, loans totaling $6.1 million and a net cash surrender value balance of $25.0 million.

The Company will incur increased indebtedness in connection with the tender offer and, as a result, will be more leveraged. Increased leverage could have certain material adverse effects on the Company, including, but not limited to, causing rating agencies to downgrade, place on negative watch or change their outlook on our debt credit rating generally. Any such downgrade, placement on negative watch or change in outlook could also adversely affect our cost of borrowing, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

10. Certain Information Concerning Us.

General. CTG was incorporated in Buffalo, New York on March 11, 1966, and its corporate headquarters are located at 800 Delaware Avenue, Buffalo, New York 14209 (716-882-8000). CTG is an IT solutions and staffing services company with operations in North America, Europe, and India. CTG employs approximately 3,200 people worldwide. During 2017, the Company had eight operating subsidiaries: Computer Task Group of Canada, Inc., providing services in Canada; Computer Task Group Belgium N.V., CTG ITS S.A., Computer Task Group IT Solutions, S.A., Computer Task Group Luxembourg PSF, Computer Task Group (U.K.) Ltd., and CTG Health Solutions N.V., each primarily providing services in Europe, and Computer Task Information Technology Private Services Limited, providing services in India. Services provided in North America are primarily performed by the parent corporation, CTG.

Additional Information About Us. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2)

under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be viewed on the Commission’s website, www.sec.gov and inspected at the public reference facilities maintained by the Commission at 100 F Street NE, Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission’s customary charges, by writing to the Public Reference Room at 100 F Street NE, Mail Stop 2745 Washington, D.C. 20549.

Incorporation by Reference. The rules of the Commission allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. These documents contain important information about us. We incorporate by reference into this Offer to Purchase each of the documents listed below (in each case, to the extent that the material contained therein is deemed “filed” rather than “furnished”).

SEC Filings	Date Filed
Annual Report on Form 10-K	March 14, 2018
Current Reports on Form 8-K	February 15, 2018

These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and proxy materials.

You can obtain the documents described under “Additional Information About Us” and any of the documents incorporated by reference in this Offer to Purchase from the Commission’s website at www.sec.gov. You can also obtain the documents described under “Additional Information About Us” and documents incorporated by reference in this Offer to Purchase, without charge, by requesting them in writing or by telephone from us at Attention: Investor Relations, 800 Delaware Avenue, Buffalo, New York 14209. Please be sure to include your complete name and address in the request. If you request any incorporated documents, we will mail them by first class mail, or another equally prompt means, promptly after we receive the request.

11. Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

As of February 28, 2018, we had 15,309,909 shares of common stock outstanding. Our directors and executive officers as a group (9 persons) beneficially owned an aggregate 1,500,065 shares of our common stock, representing 9.8% of our outstanding shares, as of February 28, 2018. Our directors and executive officers have informed us that they do not intend to participate in the tender offer. To our knowledge, none of our affiliates intends to tender any shares in the tender offer; however, there can be no assurance that such intent will not change prior to the termination of the tender offer.

The following table shows, as of February 28, 2018, information regarding the beneficial ownership of shares by (i) each of our “named executive officers”; (ii) each director; and (iii) all current directors and executive officers as a group. Assuming we purchase 1,530,990 shares and that our directors and executive officers do not tender any shares pursuant to the tender offer, then, after the tender offer, our directors and executive officers as a group will beneficially own approximately 10.9% of our outstanding shares. The percentages outstanding are based on 15,309,909 shares of common stock outstanding as of February 28, 2018. The business address of each of our directors and executive officers is 800 Delaware Avenue, Buffalo, New York 14209.

Name	Total Shares Beneficially Owned (1)(2)	Percent of Class	Percent of Class After Tender Offer (3)
Arthur W. Crumlish	401,277	2.6%	2.9%
James R. Helvey III	36,253	0.2%	0.3%
David H. Klein	83,866	0.5%	0.6%
Valerie Rahmani	36,253	0.2%	0.3%
Daniel J. Sullivan	374,053	2.4%	2.7%
Owen J. Sullivan	17,354	0.1%	0.1%
Filip J.L. Gydé	235,069	1.5%	1.7%
John Laubacker	122,115	0.8%	0.9%
Peter P. Radetich	193,825	1.3%	1.4%

All directors and executive officers as a group (9 persons)	1,500,065	9.8%	10.9%

(1)	Amounts represent number of shares available to purchase through the exercise of options that were exercisable on or within 60 days after February 28, 2018.
(2)	The beneficial ownership information presented is based upon information furnished by each person or contained in filings made with the Securities and Exchange Commission. Except as otherwise indicated, each holder has sole voting and investment power with respect to the shares indicated.
(3)	Assuming we purchase 1,530,990 shares and directors, executive officers and associates do not tender

Shareholders Beneficially Owning More Than 5%. The following table shows, as of February 28, 2018, the number of shares beneficially owned by any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act), who is known by us to be the beneficial owner of more than 5% of the shares. The percentages outstanding are based on 15,309,909 shares of common stock issued and outstanding as of February 28, 2018.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
Neil S. Subin 3300 South Dixie Highway Suite I-365 West Palm Beach, Florida 33405	1,331,761	(1)	8.7%

Royce and Associates, LP 745 Fifth Avenue New York, NY 10151	1,119,620	(2)	7.3%

Minerva Advisors LLC, and related parties 50 Monument Road, Suite 201 Bala Cynwyd, PA 19004	1,113,211	(3)	7.3%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	794,567	(4)	5.2%

(1)	Based solely on information contained in a Schedule 13G filed on January 23, 2018, indicating that Neil S. Subin has sole voting power and dispositive power over 1,297,033 shares; and shared voting and dispositive power over 34,728 shares.
(2)	Based solely on information contained in a Schedule 13G/A filed January 22, 2018, indicating that Royce & Associates LP has sole voting and dispositive power over 1,119,620 shares.

(3)	Based solely on information contained in a Schedule 13G/A filed on February 13, 2018, indicating that Minerva Advisors LLC, Minerva Group, LP, Minerva GP, LP, Minerva GP, Inc. and David P. Cohen have sole voting power and sole dispositive power over 730,950 shares; and that Minerva Advisors LLC and David P. Cohen have shared voting power and share dispositive power over 382,261 shares.
(4)	Based solely on information contained in a Schedule 13G filed on February 9, 2018, indicating that Dimensional Fund Advisors LP has sole voting power over 756,748 shares and sole dispositive power over 794,567 shares. The Schedule 13G also notes that in its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares that are owned by certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”), and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares reported in the table above are owned by the Funds. Dimensional disclaims beneficial ownership of such shares.

Recent Securities Transactions.

Based on our records and on information provided to us by our directors, executive officers and affiliates, and our subsidiaries’ directors and executive officers, neither we nor, to the best of our knowledge, any of our directors, executive officers or affiliates, or our subsidiaries’ directors or executive officers, have effected any transactions involving shares of our common stock during the 60 days prior to the date of this Offer to Purchase, except as otherwise set forth in this Offer to Purchase and except for the following transactions:

On January 3, 2018 each of the independent directors acquired restricted stock units under the Company’s 2010 Equity Award Plan as follows:

•	James R. Helvey III – 7,239

•	David H. Klein – 7,239

•	Valerie Rahmani – 7,239

•	Daniel J. Sullivan – 12,065

•	Owen J. Sullivan – 7,239

On February 19, 2018 each of the following Named Executive Officers used shares of the Company’s common stock currently owned by them to pay applicable income taxes upon vesting of restricted stock that was previously awarded to them under the Company’s 2010 Equity Award Plan. The number of shares surrendered was determined using the closing price of $5.87 as follows:

•	Arthur W. Crumlish – 515

•	Filip Gyde – 526

•	John M. Laubacker – 380

•	Peter P. Radetich – 570

Stock Repurchase Program.

During the 2016 fourth quarter, the Company’s Board of Directors authorized the repurchase of up to $10.0 million of its stock over the next two years. During the 2017 fourth quarter, the Company’s Board of Directors approved a $10.0 million addition to the stock repurchase program to bring the authorization to $20.0 million in total. At December 31, 2017, the Company had approximately $12.7 million left in its current stock repurchase authorization.

Company Policies Regarding Stock.

Executive Stock Ownership Guidelines: The Company has adopted stock ownership guidelines for senior executive officers requiring: (i) the CEO to own Company shares valued at five (5) times his or her own base salary, and (ii) the CFO, and Senior Vice Presidents with oversight of operating segments, to own Company shares valued at three (3) times his or her own base salary.

Director Stock Ownership Guidelines: The Company has adopted stock ownership guidelines requiring each independent director to own Company shares valued at five (5) times the director’s annual cash retainer.

Stock Plans.

2010 Equity Award Plan. On May 12, 2010, the shareholders approved the Company’s 2010 Equity Award Plan (2010 Plan). Under the provisions of the 2010 Plan, stock options, restricted stock, stock appreciation rights, and other awards may be granted or awarded to employees and directors of the Company, as well as non-employees. The compensation committee of the Board of Directors determines the nature, amount, pricing and vesting of the grants or awards. All options and awards remain in effect until the earliest of the expiration, exercise, or surrender date. Options generally become exercisable in three or four equal installments, typically beginning one year from the date of grant, and expire no more than 15 years from the date of grant. A total of 3,750,000 shares may be granted or awarded under the 2010 plan, 2,200,000 of which are available for grant as of December 31, 2017.

2000 Equity Award Plan. On April 26, 2000, the shareholders approved the Company’s 2000 Equity Award Plan (Equity Plan). Under the provisions of the Equity Plan, stock options, restricted stock, stock appreciation rights, and other awards could previously be granted or awarded to employees and directors of the Company. The compensation committee of the Board of Directors determined the nature, amount, pricing, and vesting of the grants or awards. All options and awards remain in effect until the earlier of the expiration, exercise, or surrender date. Options generally become exercisable in three or four equal annual installments, typically beginning one year from the date of grant, and expire no more than 15 years from the date of grant. In certain limited instances, options granted at fair market value were expected to vest nine and one-half years from the date of grant. There are no shares or options available for grant under this plan as of December 31, 2017.

1991 Restricted Stock Plan. Under the Company’s 1991 Restricted Stock Plan, a total of 800,000 shares of restricted stock may be granted to certain key employees, 4,000 of which are available for grant as of December 31, 2017.

Employee Stock Purchase Plan. Under the Company’s First Employee Stock Purchase Plan (ESPP), employees may apply up to 10% of their compensation to purchase the Company’s common stock. Shares are purchased on each pay day at the closing market price on the date of purchase. As of December 31, 2017, approximately 107,000 shares remain unissued under the ESPP.

Director Compensation.

In 2010, the Company’s shareholders approved the Non-Employee Director Deferred Compensation Plan (“Director Deferred Compensation Plan”). Although no set benefits or amounts were granted under the Director Deferred Compensation Plan in 2017, the Director Deferred Compensation Plan allows non-employee directors the ability to defer up to 100% of their total director compensation. Beginning in 2018, the Board has elected to eliminate cash payments and take their compensation wholly in deferred stock units which are granted under the 2010 Equity Award Plan and deposited into the Director Deferred Compensation Plan.

For 2017, each non-employee director, except Mr. Owen J. Sullivan who joined the Board in February 2017, received a quarterly payment of $18,750 in cash and another quarterly cash contribution of $18,750, which was deposited into the Director’s Deferred Compensation Account. Mr. Daniel J. Sullivan elected to also contribute his quarterly cash payment into the Director Deferred Compensation Plan. Mr. Owen J. Sullivan received $144,643 during 2017, of which $56,750 was deposited into the Director Deferred Compensation Plan. The chairman of the Board of Directors (Mr. Daniel J. Sullivan) also received a $100,000 annual fee. The chairman of the Audit Committee (Mr. Helvey) received a $15,000 annual fee, and the Chairman of the Compensation Committee (Ms. Rahmani) received a $10,000 annual fee, while the Chairman of the Nominating and Governance Committee (Mr. Klein) received an annual fee of $10,000. Directors are reimbursed for expenses they incur while attending Board and committee meetings. Mr. Crumlish does not receive any additional compensation for his services as a director.

The Company has adopted stock ownership guidelines requiring each independent director to own Company shares valued at five (5) times the director’s annual cash retainer. In 2017, all of the Directors elected to purchase units of the Company’s stock with 100% of the monies contributed towards their Deferred Compensation Plan Accounts.

The Director Deferred Compensation Plan is administered by the Compensation Committee in accordance with Section 409A of the Internal Revenue Code. All amounts credited to the participant are invested, as approved by the Compensation Committee, and the participant is credited with the actual earnings of the investments. Company contributions, including investment earnings, may be in cash or the stock of the Company. Plan participants have an immediate 100% non-forfeitable right to the value of their contributions. If a participant does not make an election in the time and manner specified in the Director Deferred Compensation Plan, payment of the vested value of his or her account will be paid in shares for share units owned, and in cash for the cash balance in their account. A participant’s eligibility terminates upon retirement or resignation from service.

Effective January 1, 2018, the non-employee director compensation program was revised to provide that all director fees would be paid exclusively in deferred stock units that only vest upon a director’s retirement from the Board of Directors.

Executive Compensation Arrangements.

Arthur W. Crumlish, CEO. In 2017, Mr. Crumlish’s total compensation included annual base salary payments of $410,000, an annual cash incentive of $155,680, and a grant of 71,300 restricted shares with a performance condition. The total amount of compensation that Mr. Crumlish received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives.

Mr. Crumlish is currently the only executive officer with a written Employment Agreement addressing compensation terms. This employment agreement provides that:

•	compensation would be reviewed and adjusted annually by the Compensation Committee as appropriate;

•	either party may terminate the employment relationship upon sixty (60) days prior written notice to the other;

•	competitive activities, and other activities adverse to the Company’s interests, are prohibited during the term of the employment relationship and for a six (6) month period after any termination thereof.

The employment agreement also provides severance compensation in the event of termination. In the event of termination by Mr. Crumlish for Good Reason (as defined in his employment agreement), or by the Company other than for Cause (as defined in his employment agreement), or if he dies or becomes disabled, Mr. Crumlish would receive a lump sum cash payment equal to his current base salary plus the average annual cash incentive paid to him in the three (3) years leading up to the actual date of termination. Mr. Crumlish would also continue to receive medical and dental benefits for a period of twelve (12) months.

John M. Laubacker, CFO. In 2017, Mr. Laubacker’s total compensation included annual salary payments of $260,411, an annual cash incentive of $67,069, a grant of 24,900 stock options at $5.75 per share, a grant of 8,000 restricted shares, and a grant of 16,175 restricted shares with a performance condition. The total amount of compensation that Mr. Laubacker received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives.

Filip J.L. Gydé, SVP. In 2017, Mr. Gydé’s compensation included annual base salary payments of $271,891, an annual cash incentive of $236,159, and a grant of 22,260 restricted shares with a performance condition. The total amount of compensation that Mr. Gydé received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives. Pursuant to Belgian law, the Company is required to pay Mr. Gydé certain additional benefits that are generally afforded to all Belgian employees. These statutory benefits totaled $100,181 in 2017, including 92% of one month’s pay as vacation pay and a year-end premium equal to one month’s pay.

Peter P. Radetich, SVP. In 2017, Mr. Radetich’s compensation included annual base salary payments of $283,000, an annual cash incentive of $71,878, and a grant of 22,610 restricted shares with a performance condition. The total amount of compensation that Mr. Radetich received was based on a combination of his baseline compensation and the extent to which the thresholds for compensation were achieved under his performance based incentives.

Potential Payments upon Termination or Change in Control

Agreements with Mr. Crumlish. On October 8, 2001, the Company entered into a change in control agreement with Mr. Crumlish, which was amended and restated effective January 1, 2009. Upon the occurrence of a change in control, Mr. Crumlish would become fully vested in, and entitled to exercise immediately, all stock related awards granted under any plans or agreements of the Company. The agreement further provides that upon the termination of Mr. Crumlish’s employment without cause by the Company, or by him with good reason, within a period beginning 6 months before a change in control and ending 24 months following a change in control, Mr. Crumlish will receive a lump sum payment equal to 2 times his full salary and 2 times his average annual cash incentive over the last three years as well as an additional lump sum to cover fringe benefits. Under his agreement, a change in control occurs if (1) the Company’s stockholders approve (a) the dissolution or liquidation of the Company, (b) the merger or consolidation or other reorganization of the Company with any other entity other than a subsidiary of the Company, or (c) the sale of all or substantially all of the Company’s business or assets or (2) any person other than the Company or its subsidiaries or employee benefit plans becomes the beneficial owner of more than 20% of the combined voting power of the Company’s then outstanding securities or (3) during any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election of each new Board member was approved by a vote of at least three-quarters of the Board members then still in office who were Board members at the beginning of such period.

If a change in control had occurred on Friday, December 29, 2017, all of Mr. Crumlish’s unvested stock options and restricted stock awards would have become fully vested as of that date.1 If the Company’s stock price was $5.10 (which was the closing price of the stock on December 29, 2017), Mr. Crumlish could potentially have realized gains, before tax, from the sale of securities that had vested solely as a result of a change in control in the following amounts: (i) $569,629 from the sale of restricted stock, and (ii) $20,293 from the exercise of those stock options.

In the event of a qualifying termination of employment, Mr. Crumlish would have been entitled to receive a lump sum cash payment from the Company totaling $1,233,948 following his termination. This payment equals

[1]	Such awards are more fully described in the table entitled “Outstanding Equity Awards at Fiscal Year-End” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

2 times the sum of Mr. Crumlish’s current base salary2 and his average annual cash incentive payment from the last three years; and includes an amount equal to twenty-five percent (25%) of Mr. Crumlish’s current base salary and his highest annual cash incentive payment from the last three years.3

Mr. Crumlish is the only executive officer with an employment agreement affording severance benefits upon termination. Pursuant to the terms of such agreement, in the event of termination by Mr. Crumlish for Good Reason (as that term is defined in the agreement), or by the Company other than for Cause (as that term is defined in the agreement), Mr. Crumlish would receive a lump sum cash payment equal to his current base salary plus an amount equal to the average annual cash incentive paid to Mr. Crumlish during the most recent three year period. Mr. Crumlish would also continue to receive medical and dental benefits for a period of twelve (12) months. Had Mr. Crumlish’s employment been terminated4 on December 29, 2017, he would have been eligible to receive an initial lump sum cash payment equal to $546,264. Mr. Crumlish would also receive, for a period of twelve months, continuing medical and dental coverage under any plans he participates in as of the effective date of such termination. Continued medical and dental benefits would likely total approximately $15,993.5 Pursuant to the terms of Mr. Crumlish’s employment agreement, the termination benefits afforded under the change in control agreement will supersede in the event his termination triggers payments under that agreement.

Payments made to Mr. Crumlish pursuant to this agreement are contingent upon his adherence to certain restrictive covenants, which were effective from the date of the agreement and would continue until one year after his separation from the Company. These restrictive covenants generally prohibited Mr. Crumlish from, directly or indirectly: (i) engaging in any business activity which competes with the Company, (ii) soliciting or hiring any of the Company’s employees, (iii) canvassing or soliciting customers of the Company, (iv) willfully dissuading or encouraging any person from conducting business with the Company or (v) intentionally disrupting any supplier relationship.

Agreements with Other Executive Officers. Except for Mr. Gydé,6 each of the named executive officers has entered into a change in control agreement with the Company. These agreements contain provisions generally similar to those of Mr. Crumlish’s change in control agreement. All executive officers Change in Control agreements contain double trigger mechanisms.

If a change in control occurred on Friday, December 29, 2017, then each of the named executive officers (excluding Mr. Gydé) would have immediately become fully vested in any stock option or restricted stock awards previously granted.7 If the stock price of the Company was $5.10, which was the closing price of the stock on December 29, 2017, then the named executive officers could potentially have realized gains, before tax, from the sale of vested securities in the following amounts:

Name of Executive Officer	Restricted Stock ($)	Stock Options ($)
John M. Laubacker	$225,996	$0
Filip J.L. Gydé	$256,148	$0
Peter P. Radetich	$258,687	$0

[2]	Mr. Crumlish’s salary was $410,000 as of December 31, 2017.
[3]	This amount is intended to cover fringe benefits such as 401(k), health, medical, dental, disability and similar benefits for a period twenty-four months.
[4]	The severance trigger requires that the termination be made either by Mr. Crumlish for Good Reason or by the Company other than for Cause.
[5]	This amount reflects the total costs paid for medical, dental and disability insurance during 2017.
[6]	Since Belgian law mandates certain separation benefits, the Company does not maintain a change in control agreement with Mr. Gydé.
[7]	Such awards are more fully described in the table entitled “Outstanding Equity Awards at Fiscal Year-End” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Had the abovementioned executive officers’ employment been terminated without cause by the Company, or by themselves with good reason, within 6 months prior to or 24 months following such a change in control, they would also have been entitled to receive, by the tenth day following their termination, lump sum cash payments from the Company in the following amounts:

•	Mr. Laubacker would have received a lump sum payment of $776,161; and

•	Mr. Radetich would have received a lump sum payment of $804,901

These payments equal two (2) times the sum of each individual’s current annual salary8 and their average annual cash incentive payment from the last three years; and also include an amount equal to twenty-five percent (25%) of each individual’s current base salary and the highest annual incentive payment from the last three years.9

Agreements, Arrangements or Understandings. Except as otherwise described in this Offer to Purchase or documents incorporated by reference into this Offer to Purchase, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

12. Legal Matters; Regulatory Approvals.

We are not aware of the applicability of any anti-trust laws or any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of the shares as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept shares for payment and pay for shares is subject to conditions. See Section  7.

13. Certain U.S. Federal Income Tax Considerations.

The following discussion is a general summary of certain U.S. federal income tax considerations to tendering U.S. Holders and Non-U.S. Holders (each as defined below) with respect to this Offer to Purchase. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury regulations promulgated thereunder, published rulings and administrative pronouncements and applicable judicial decisions, all as in effect as of the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or differing interpretation could affect the accuracy of the statements contained in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax considerations described below.

[8]	Salaries as of December 31, 2017 were $410,000 for Mr. Crumlish, $280,000 for Mr. Laubacker, and $283,000 for Mr. Radetich.
[9]	This amount is intended to cover fringe benefits such as 401(k), health, medical, dental, disability and similar benefits for a period of twenty-four months.

This discussion addresses only beneficial owners who hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all U.S. federal income tax consequences that may be relevant to beneficial owners in light of their particular circumstances or to beneficial owners subject to special rules under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, U.S. Holders whose “functional currency” is not the U.S. dollar, banks or other financial institutions, insurance companies, tax-exempt entities, pension plans, regulated investment companies and real estate investment trusts, controlled foreign corporations, passive foreign investment companies, former citizens or residents of the United States, U.S. expatriates, U.S. Holders holding their shares through non-U.S. brokers or other non-U.S. intermediaries, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors therein), persons who hold shares as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction or integrated transaction, persons for whom the sale of shares pursuant to the tender offer would constitute a “wash sale” for U.S. federal income tax purposes, persons who hold or received their shares pursuant to the exercise of any employee stock options or otherwise as compensation or through a tax-qualified retirement plan, and persons who hold (or that held, directly, indirectly or constructively, at any time during the five-year period ending on the date of the sale of their shares pursuant to the tender offer) 5% or more of the Company’s common stock). This discussion does not address the effect of any state, local or foreign tax laws or any U.S. federal tax considerations other than those pertaining to the income tax (e.g., estate or gift tax), that may be applicable to beneficial owners of shares, nor does it address any aspects of the unearned income Medicare contribution tax under Section 1411 of the Code or the alternative minimum tax.

Beneficial owners should consult their own tax advisors regarding the tax consequences of an exchange of shares for cash pursuant to the tender offer, including the applicability and effect of any state, local and non-U.S. tax laws.

As used herein, a “U.S. Holder” means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (A) the administration of which is subject to primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a person that is treated as a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares generally will depend on the status of the partner and the activities of the partnership. Partners in such partnerships should consult their own tax advisors regarding the U.S. federal income and other tax consequences of a sale of shares pursuant to the tender offer.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF PARTICIPATING IN THE OFFER TO PURCHASE UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Tax Considerations of the Tender Offer to Tendering U.S. Holders.

An exchange of shares for cash by a U.S. Holder pursuant to the tender offer will, depending on such U.S. Holder’s particular circumstances, generally be treated as a sale or exchange for U.S. federal income tax purposes or as a distribution with respect to such U.S. Holder’s shares. Under Section 302(b) of the Code, an exchange of shares for cash pursuant to the tender offer generally will be treated as a “sale or exchange” if the exchange: (i) results in a “complete termination” of all of the U.S. Holder’s equity interest in the Company; (ii) results in a “substantially disproportionate” redemption with respect to the U.S. Holder or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In determining whether any of these tests has been met, shares actually owned, as well as shares considered to be owned by the U.S. Holder by reason of certain constructive ownership rules set forth in Section 318 of the Code (as modified by Section 302(c) of the Code), generally must be taken into account. U.S. Holders should be aware that acquisitions or dispositions of shares as part of a plan that includes the U.S. Holder’s sale of shares pursuant to the tender offer may need to be taken into account in determining whether any of the Section 302 tests are satisfied. U.S. Holders should also be aware that their ability to satisfy any of the Section 302 tests may be affected by proration pursuant to the tender offer. Due to the factual nature of these tests, U.S. Holders should consult their own tax advisors to determine whether a sale of shares pursuant to the tender offer qualifies for sale or exchange treatment under these tests in light of their particular circumstances.

An exchange of shares for cash pursuant to the tender offer generally will result in a “complete termination” of the U.S. Holder’s interest in the Company if either (i) the U.S. Holder owns no shares of Company stock actually or constructively after the shares are sold pursuant to the tender offer or (ii) the U.S. Holder actually owns no shares of Company stock after the tender offer and, with respect to shares constructively owned, is eligible to waive, and effectively waives, constructive ownership of all such shares in accordance with the procedures described in Section 302(c)(2) of the Code. U.S. Holders wishing to satisfy the “complete termination” test through a waiver of attribution should consult their tax advisors concerning the mechanics and desirability of such a waiver.

An exchange of shares for cash pursuant to the tender offer generally will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the Company’s outstanding shares actually and constructively owned by the U.S. Holder immediately after the sale is less than 80% of the percentage of the Company’s outstanding shares directly, indirectly and constructively owned by the U.S. Holder immediately before the sale.

An exchange of shares for cash pursuant to the tender offer generally will be treated as “not essentially equivalent to a dividend” with respect to a U.S. Holder if the reduction in the U.S. Holder’s proportionate interest in the Company’s stock as a result of the sale constitutes a “meaningful reduction.” The IRS has indicated in published guidance that generally, even a small reduction in the percentage ownership interest of a U.S. Holder whose relative stock interest in a publicly held corporation (such as the Company) is minimal and who exercises no control over the corporation’s business should constitute a meaningful reduction. U.S. Holders should consult their tax advisors to determine the application of this test (and the other Section 302 tests) in light of their particular circumstances.

If any of these three Section 302 tests for “sale or exchange” treatment is met, a U.S. Holder will be treated as having sold the shares for U.S. federal income tax purposes, and such U.S. Holder will recognize gain or loss on the receipt of cash in exchange for shares pursuant to the tender offer equal to the difference between the amount of cash received and the adjusted tax basis of the shares sold. The gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if the holding period for such shares is more than one year as of the date of the sale. Long-term capital gain recognized by a non-corporate U.S. Holder generally will be subject to U.S. federal income tax at a reduced rate. The ability to deduct capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost on the same date) that the Company purchases from the U.S. Holder pursuant to this Offer to Purchase.

If none of the tests set forth in Section 302(b) of the Code is met with respect to a U.S. Holder, the U.S. Holder will not be treated as having sold its shares for U.S. federal income tax purposes and instead amounts received by such U.S. Holder pursuant to this Offer to Purchase will be treated as a distribution with respect to such U.S. Holder’s shares. The distribution will be taxable to the U.S. Holder as a “dividend” to the extent of such U.S. Holder’s allocable share of the Company’s current or accumulated earnings and profits. Any adjusted tax basis in the shares tendered will generally be transferred to any remaining shares held by such U.S. Holder. Any such capital gain will be long-term capital gain if the U.S. Holder’s holding period for the shares on the date of the sale exceeds one year. If the amounts received by a tendering U.S. Holder are treated as a “dividend,” the tax basis (after an adjustment for non-taxable return of capital discussed above) in the shares sold pursuant to the tender offer will be added to any remaining shares held by such U.S. Holder. A dividend received by a corporate U.S. Holder may be (i) eligible for a dividends-received deduction (subject to applicable requirements, exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders that are corporations for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences of the tender offer to them in light of their particular circumstances.

We cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause us to accept fewer shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s shares will be purchased pursuant to the tender offer to ensure that such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed above. In addition, depending on the total number of shares purchased pursuant to this tender offer, it is possible that a tendering U.S. Holder’s percentage interest in the Company (including any interest attributable to shares constructively owned by the U.S. Holder) could increase even though the total number of shares held by such U.S. Holder decreases. Accordingly, a tendering U.S. Holder may choose to submit a conditional tender offer under the procedures described in Section 6, which allows the U.S. Holder to tender shares subject to the condition that a specified minimum number of the U.S. Holder’s shares must be purchased by the Company if any such shares so tendered are to be purchased. Beneficial owners should consult their tax advisors with respect to the effect of proration of the Offer to Purchase and the advisability of making a conditional tender.

U.S. Federal Income Tax Considerations of the Tender Offer to Tendering Non-U.S. Holders.

If an exchange by a Non-U.S. Holder of shares for cash pursuant to the tender offer qualifies as a sale or exchange under any of the Section 302 tests described above, then any gain recognized by such Non-U.S. Holder on the exchange generally will not be subject to U.S. federal income tax unless (i) such gain is “effectively connected” with a trade or business carried on by the Non-U.S. Holder within the United States (and if an income tax treaty applies, is attributable to a permanent establishment of the Non-U.S. Holder within the United States) or (ii) the Non-U.S. Holder is an individual who is physically present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met. Gain described in clause (i) of the preceding sentence will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. A Non-U.S. Holder described in clause (ii) above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) on any gain realized, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If a Non-U.S. Holder does not satisfy any of the Section 302 tests described above, amounts received by such Non-U.S. Holder pursuant to the tender offer will be treated as a distribution to the Non-U.S. Holder with respect to such Non-U.S. Holder’s shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, return of capital, or as gain from the sale of shares will be determined in the manner described above under “Certain U.S. Federal Income Tax Considerations of the Tender Offer to Tendering U.S. Holders.” In general, any amount that constitutes a dividend for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be specified pursuant to an applicable income tax treaty) unless the dividend is “effectively connected” with a trade or business conducted by the Non-U.S. Holder within the United States (and, if required pursuant to an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder within the United States), in which case such dividend generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) with respect to any effectively connected earnings and profits (subject to certain adjustments).

Because the satisfaction of the Section 302 tests described above is dependent on matters of fact, the withholding agents generally will presume, for withholding purposes, that all amounts paid to Non-U.S. Holders pursuant to the tender offer are treated as distributions in respect of their shares. Accordingly, as described in Section 3 above, a Non-U.S. Holder should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to a Non-U.S. Holder pursuant to the tender offer at a rate of 30% unless the Non-U.S. Holder provides the withholding agent with a validly completed and executed Form W-8ECI or Form W-8BEN or other applicable form reflecting that no or reduced withholding is required. A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such Non-U.S. Holder meets one of the Section 302 tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due. See Section 3 for additional information. Non-U.S. Holders should consult their own tax advisors regarding the particular tax consequences to them of exchanging shares for cash in the tender offer, including the application of the 30% U.S. federal withholding tax, their potential eligibility for a reduced rate of, or exemption from, such withholding tax, and their potential eligibility for, and procedures for claiming, a refund of any such withholding tax.

Information Reporting and Backup Withholding.

Payments of proceeds pursuant to the tender offer will generally be subject to information reporting. In addition, as described in Section 3 above, U.S. federal backup withholding (currently at a rate of 24%) may apply to payments of gross proceeds paid to a U.S. Holder, Non-U.S. Holder or other payee pursuant to the tender offer unless the beneficial owner delivers to the applicable withholding agent a properly completed and executed Form W-9 or other applicable form or otherwise establishes an exemption. Certain persons (including corporations and Non-U.S. Holders) generally are not subject to these backup withholding rules. See Section 3 for additional information. Additional rules relating to information reporting and backup withholding apply with respect to payments made through brokers with certain U.S. connections.

Information returns may be filed with the IRS in connection with payments made to a Non-U.S. Holder pursuant to the Offer to Purchase. The IRS may make the information returns available to tax authorities in the country in which a Non-U.S. Holder is resident.

FATCA.

Under Sections 1471 through 1474 of the Code, commonly referred to as FATCA, and related administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on certain payments made to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold shares as beneficial owners or intermediaries, unless specified requirements are met. Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to Non-U.S. Holders in the Offer to Purchase as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. U.S. Holders and Non-U.S. Holders should consult with their own tax advisors regarding the possible implications of FATCA on their exchange of shares pursuant to the tender offer.

14. Extension of the Tender Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law and regulation, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the tender offer.

Subject to compliance with applicable law and regulation, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the tender offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law and regulation, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through a newswire service.

If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. As a general matter, if we materially change the terms of the tender offer or the information concerning the tender offer (other than a change in price or a change in percentage of securities sought), including the waiver of a material condition, we are required to extend the tender offer, if necessary, so that the tender offer remains open for at least five business days following such change. If (1) we increase the maximum price to be paid per share above $9.00 or decrease the price to be paid per share below $8.05 or otherwise change the price range to be paid for shares or increase or decrease the number of shares being sought in the tender offer (but, in the case of an increase, only if we increase the number of shares being sought by more than 2% of our outstanding shares) and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15. Fees and Expenses; Information Agent; Dealer Manager; Depositary.

We have retained Georgeson Securities Corporation to act as Dealer Manager, Georgeson LLC to act as Information Agent and Computershare Investor Services to act as Depositary in connection with the tender offer. The Dealer Manager and Information Agent may contact holders of shares by mail, e-mail, telephone and in person and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the tender offer to beneficial owners. The Dealer Manager, the Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers or dealers (other than fees to the Dealer Manager or Information Agent as described above) for soliciting tenders of shares pursuant to the tender offer or for making any recommendation in connection with the tender offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs are applicable if shareholders tender shares through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of us, the Dealer Manager, the Information Agent or the Depositary for purposes of the tender offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and the Letter of Transmittal.

The Dealer Manager and its affiliates have provided, and may in the future provide, various investment banking and other services to us for which they have received, or we expect they will receive, customary compensation from us.

The Dealer Manager and its affiliates in the ordinary course of their respective businesses may purchase and/or sell our securities, including the shares, for their respective own accounts and for the account of their respective customers. As a result, the Dealer Manager and its affiliates at any time may own certain of our securities, including the shares. In addition, the Dealer Manager and its affiliates may tender shares into the tender offer for their respective own accounts and for the account of their respective customers.

16. Miscellaneous.

We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law and regulation. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law and regulation, we will make a good faith effort to comply with the applicable law and regulation. If, after such good faith effort, we cannot comply with the applicable law and regulation, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the Commission a Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR DOCUMENTS INCORPORATED BY REFERENCE OR IN THE

RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE INFORMATION AGENT, THE DEPOSITARY OR ANY OF OUR OR THEIR AFFILIATES.

March 16, 2018

The Letter of Transmittal and certificates for shares and any other required documents should be sent by each shareholder or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

Computershare Investor Services

***By Mail: Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	***By Overnight Mail: Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

***By Facsimile: (617) 360-6810

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery or the other tender offer materials may be directed to the Information Agent at the telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Dealer Manager for the Tender Offer is:

Georgeson Securities Corporation

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call: (212) 440-9107

The Information Agent for the Tender Offer is:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll-Free: (800) 676-0194